Exhibit 99.1

Explanation of Responses:

(1)
This Form 4 is filed on behalf of Averill Master Fund, Ltd., a Cayman Islands exempted company (“Averill Master Fund”), Averill Madison Master Fund, Ltd., a Cayman Islands exempted company (“Averill Madison Master Fund” and, together with the Averill Master Fund, the “Funds”), Suvretta Capital Management, LLC, a Delaware limited liability company (“Suvretta Capital”), and Aaron Cowen (“Mr. Cowen”) (collectively, the “Reporting Persons”).  Suvretta Capital is the investment manager of the Funds.  Mr. Cowen may be deemed to control Suvretta Capital and therefore may be deemed to beneficially own shares of Common Stock (as defined below) held by the Funds.  Mr. Cowen disclaims beneficial ownership of the shares of Common Stock reported herein except to the extent of any indirect pecuniary interest therein.  The securities reported herein are directly held by either Averill Master Fund or Averill Madison Master Fund as noted herein. Each of the Funds may be deemed a director by deputization by virtue of Kishan Mehta, a portfolio manager of Suvretta Capital, serving on the board of directors of the Issuer.  For purposes of the exemption under Rule 16-3 promulgated under the Exchange Act, the board of directors of the Issuer approved the acquisition of any direct or indirect pecuniary interest in any and all shares by the Reporting Persons as a result of or in connection with the transactions reported in this Form 4.

(2)
Represents the exercise of Series 2 warrants of Benitec Biopharma Inc. (the “Issuer”) issued by the Issuer on September 15, 2022 for shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Issuer, which are directly held by Averill Master Fund.

(3)	Represents the exercise of common warrants of the Issuer, issued by the Issuer on August 11, 2023, for shares of Common Stock, which are directly held by Averill Master Fund.
(4)	Represents the exercise of a portion of the pre-funded warrants of the Issuer, issued by the Issuer on August 11, 2023, for shares of Common Stock, which are directly held by Averill Master Fund.
(5)	Represents the exercise of common warrants of the Issuer, issued by the Issuer on August 11, 2023, for shares of Common Stock, which are directly held by Averill Madison Master Fund.
(6)
Represents the exercise of a portion of the pre-funded warrants of the Issuer, issued by the Issuer on August 11, 2023, for shares of Common Stock, which are directly held by Averill Madison Master Fund.

(7)	The Pre-Funded Warrants reflected herein are exercisable at any time after their applicable original issuance and expire when exercised in full.